Exhibit 10

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST (“Assignment”) made as of this 27th day of September, 2006 (the “Effective Date”), by and between Housing Programs Limited (f/k/a Shearson Lehman / Coast Savings Housing Partners, Limited), a California limited partnership with a business address of 6100 Center Drive, Suite 800, Los Angeles, California 90045 (“Assignor”) in favor of SHP Acquisitions II, LLC, a Maine limited liability company with a business address of 7 Thomas Drive, Cumberland Foreside, Maine 04110 (“Assignee”).

WITNESSETH:

WHEREAS, Assignee holds legal and beneficial interest as holder of a series of two promissory notes of Assignor, as follows: (i) that certain NON-NEGOTIABLE PURCHASE MONEY PROMISSORY NOTE SECURED BY PERSONAL PROPERTY of Assignor in favor of National Corporation for Housing Partnerships (“NCHP), as custodian for National Housing Partnerships (“NHP”), dated September 30, 1984, in the original principal amount of $309,278.40 (the “NHP Note”), and (ii) that certain NON-NEGOTIABLE PURCHASE MONEY PROMISSORY NOTE SECURED BY PERSONAL PROPERTY of Assignor in favor of NCHP, as custodian for Esther Mertz, dated September 30, 1984, in the original principal amount of $1,690,721.60 (the “Mertz Note” and, together with the NHP Note, the “Notes”);

WHEREAS, the Notes are secured by a purchase money security interest in a 99% limited partnership interest (the “Partnership Interest”) in Plaza Village Group, a Rhode Island limited partnership (the “Partnership”), granted by Assignee pursuant to a certain SECURITY AGREEMENT dated September 30,1984 (“Security Agreement”);

WHEREAS, the Partnership Interest represents the entire limited partnership interest in the Partnership all as more particularly described in an Amended and Restated Certificate and Agreement of Plaza Village Group dated as of September 30, 1984 (the “Partnership Agreement”); and

WHEREAS, the Notes are in default, and in lieu of exercising its rights under the Security Agreement, Assignee has agreed to purchase a 49% ownership interest (the “Transferred

Interest”) in the Partnership Interest from Assignor, and Assignee has agreed to purchase the Transferred Interest, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of $1.00 and other valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, and the respective undertakings and agreements hereinafter set forth, the parties hereby agree as follows:

1.

Assignment of Assignor Interest.  Subject to the terms and conditions hereof and in consideration of the payment by Assignee as provided in paragraph 2 below, Assignor hereby sells, transfers, assigns, and delivers to Assignee without recourse (other than recourse for breach by Assignor of the representations and warranties made in paragraph 3 below) and without representation or warranty of any kind (other than as expressly provided in paragraph 3 below), and Assignee accepts, (a) all of Assignor’s right, title and interest in and to the Transferred Interest, including Assignor’s right to receive all distributions of cash or other property made with respect to the Transferred Interest accruing on or after the Effective Date; and (b) any and all of Assignor’s rights as a limited partner of the Partnership with respect to the Transferred Interest, including any claims of any nature against the Partnership and/or its general partner arising out of the operation of the Partnership with respect thereto.  Assignor covenants and agrees with Assignee to take such further actions within its power as may be reasonably necessary to perfect this assignment.

2.

Consideration.  Concurrently with the execution and delivery of this Assignment, as payment in full for the aforesaid assignment, Assignee shall pay to Assignor Twenty-Four Thousand Five Hundred Dollars ($24,500) in immediately available funds by wire transfer in accordance with Assignor’s written instructions.

3.

Representations and Warranties.  Assignor and National Partnership Investments Corp., its general partner, hereby jointly and severally represent and warrant to Assignee that, subject to compliance with any transfer restrictions set forth in the Partnership Agreement:

(a)

Assignor is the lawful owner of the Transferred Interest, subject only to a purchase money security interest granted to Assignee’s predecessors in interest pursuant to the Security Agreement (the “Security Interest”);

(b)

except for the Security Interest and such restrictions on transfer as provided in the Partnership Agreement or applicable federal and state securities laws, the Transferred Interest is free and clear of all liens, encumbrances, and adverse claims;

(c)

Assignor has the partnership power and authority to execute and deliver this Assignment and to perform its obligations hereunder;

(d)

this Assignment does not conflict with or violate any agreement, judgment, order, law or regulation by which Assignor is bound; and

(e)

this Assignment, and its execution by the undersigned representative of Assignor, has been duly authorized by all necessary partnership action on the part of Assignor and is binding upon and enforceable against Assignor in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

The forgoing representations and warranties shall survive the delivery of this Assignment until the expiration of the applicable statutory limitations period.

4.

Allocations.  Assignor agrees that all income (loss) of the Partnership that is allocable to the owner of the Transferred Interest and that arises prior to the Effective Date shall be allocated to the Assignor and all such income (loss) that arises on or after the Effective Date shall be allocated to the Assignee.

5.

Governance Matters.  Assignee shall not acquire as a result of this Assignment any rights to participate in the governance of the Partnership, including any voting rights that Assignor may have under the Partnership Agreement.  Such rights shall be conditioned upon Assignee’s admission to the Partnership as a substitute limited partner in accordance with the Partnership Agreement and applicable state and federal regulations.

6.

Release.  Except for such obligations, rights or claims as may be created by or arise out of the terms and conditions of this Assignment, the Escrow Agreement among

Assignee, Assignor and Bernstein Shur, as escrow agent, of even date herewith or the Assignment of Limited Partnership Interest between Assignee and Assignor relating to Assignor’s remaining 51% ownership interest in the Partnership Interest, Assignee, for itself and its successors and assigns, hereby releases and forever discharges Assignor and its general partner, and their respective present and former employees, officers, directors, shareholders, partners, controlling persons, affiliates, successors, predecessors, agents, attorneys and representatives, from any and all claims, demands, damages, debts, liabilities, obligations, contracts, agreements, causes of action, suits, judgments, and costs, of whatever nature, character or description, whether known or unknown, fixed or contingent, anticipated or unanticipated, that Assignee or its predecessors may have, or may hereafter have or claim to have, against any of them by reason of any matter or omission arising from any cause whatsoever prior to the date of this Assignment, including any matters that arise out of, directly or indirectly, or are in any way connected with the Notes, the Security Agreement, the Partnership, the Partnership Agreement, the Transferred Interest or the relationship between NHP, NCHP and Assignor.

7.

Governing Law.  This Assignment, and the application and interpretation hereof, are, and shall be, governed exclusively by the laws of the State of Rhode Island, without giving effect to the principles of conflict of laws thereof.

8.

Construction.  Whenever the singular number is used in this Assignment and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  The use of locative adverbs such as “herein”, “hereunder”, “hereof”, “hereinafter and similar words shall refer to this Assignment as a whole and not only to the paragraph or subparagraph in which any such word appears.  Unless the context otherwise requires, the word “including” and its variants shall be interpreted just as if the phrase “but not limited to” appeared immediately thereafter.

9.

Headings and Pronouns.  The headings in this Assignment are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Assignment or any provision hereof.  All pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the person or persons may required.

10.

Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Assignment shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

11.

Rights and Remedies Cumulative.  The rights and remedies provided by this Assignment are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.

Severability.  If any provision of this Assignment or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Assignment (so long as both the legal and economic substance of the transaction contemplated hereby are not affected in any manner materially adverse to either party) and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.

Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Assignment, their respective heirs, personal representatives, successors and assigns.

14.

Third Parties.  None of the provisions of this Assignment shall be for the benefit of or enforceable by any third parties, including any creditor, except as required by the law.

15.

Merger.  This Assignment constitutes the final and exclusive expression of the parties’ agreement on the maters contained herein.  All prior and contemporaneous negotiations and agreements between the parties are expressly merged into and superseded by this Assignment.  In entering into this Assignment, neither party has relied upon any statement, representation or warranty of the other party except for those expressly herein contained.

16.

Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.

Transactional Costs.  Each party shall be responsible for paying its own legal and accounting costs.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

ASSIGNOR:

Housing Programs Limited (f/k/a Shearson Lehman / Coast Savings Housing Partners, Limited)

By:  National Partnership Investments Corp., its general partner

By:/s/ Lance Graber_________

Name: Lance Graber

Title: Executive Vice President

ASSIGNEE:

SHP Acquisitions II, LLC

By: /s/ Chris Bowden_____

Name:

Chris Bowden_____

Title:

Manager

National Partnership Investments Corp. hereby joins in this Assignment for purposes of paragraph 3 only.

National Partnership Investments Corp.

By:/s/ Lance Graber_________

Name: Lance Graber

Title: Executive Vice President